Exhibit 16.1

July 21, 2016

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 21, 2016, to be filed by our former client, Dynatronics Corporation.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very Truly Yours,

Gateway 5 • 178 S Rio Grande Street, Suite 200 • Salt Lake City, Utah 84101 • (801) 269-1818 • Fax (801) 266-3481